Exhibit 23.4

WALTER FEY, CPA
223 Mass Ave.
Arlington, MA 02474
TEL (781) 641-9889
FAX (781) 641-9891
Email: wfcpa@aol.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the reference to my firm under the caption "Experts" and to the use of my report dated January 18, 2005 with respect to the financial statements of Surf-Communications Solutions Inc., which appears in the Annual Report on Form 20-F of B.O.S. Better Online Solutions Ltd. ("BOS") for the year ended December 31, 2004, in the Registration Statement on Form F-3 and related Prospectus of BOS for the registration of up to 2,638,060 of its ordinary shares.

Arlington, MA January 30, 2006 /s/ Walter Fey, CPA —————————————— Walter Fey, CPA